Filed Pursuant to Rule 424(b)(7)
Registration No. 333-138419

PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED NOVEMBER 3, 2006, AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NO. 1 DATED NOVEMBER 22, 2006, AND PROSPECTUS SUPPLEMENT NO. 2 DATED DECEMBER 11, 2006)

$200,000,000

New Plan Excel Realty Trust, Inc.

3.70% Convertible Senior Notes due 2026

and Common Stock Issuable Upon Conversion Thereof

This prospectus supplement supplements information contained in the prospectus dated November 3, 2006, included within the registration statement filed with the Securities and Exchange Commission on November 3, 2006, as supplemented by Prospectus Supplement No. 1 dated November 22, 2006, and Prospectus Supplement No. 2 dated December 11, 2006, which we collectively refer to as the “prospectus,” covering resales by selling securityholders of our 3.70% Convertible Senior Notes due 2026 and shares of our common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. The terms of the notes and the common stock issuable upon conversion of the notes are set forth in the prospectus.

Investing in the notes and the common stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 6 of the prospectus, as well as the risk factors relating to our business that are incorporated by reference in the prospectus from our Annual Report on Form 10-K for the year ended December 31, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 22, 2006

SELLING SECURITYHOLDERS

The selling securityholders set forth below, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible in certain circumstances, pursuant to this prospectus supplement and the prospectus. Based upon information provided by the selling securityholders, none of the selling securityholders set forth below has had a position, office or any other material relationship with us, or any of our predecessors or affiliates, within the past three years.

The information in the table below should be considered in addition to the information appearing in the prospectus under the heading “Selling Securityholders” and is based on information provided to us by the selling securityholders as of December 22, 2006. The number of shares of common stock issuable upon conversion of the notes shown in the table below represents the maximum number of shares of common stock issuable upon conversion of the notes assuming conversion of the full amount of notes held by each holder at the initial conversion rate of 30.5506 shares of our common stock per $1,000 principal amounts of the notes. This conversion rate is subject to adjustments in certain circumstances. Because the selling securityholders may offer all or some portion of the notes or shares of our common stock issuable upon conversion of the notes, we have assumed for purposes of the table below that the named selling securityholders will sell all of the notes or convert all of the notes and sell all of the shares of our common stock issuable upon conversion of the notes offered pursuant to this prospectus supplement and the prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary or, if appropriate, a post-effective amendment to the registration statement of which the prospectus is a part. Because the selling securityholders may offer all or some portion of their notes or the underlying shares of our common stock from time to time, we cannot estimate the amount of notes or underlying shares of our common stock that will be held by the selling securityholders upon the termination of any particular offering.

To our knowledge, except as described below, the selling securityholders have sole voting and investment power with respect to all of the securities shown as beneficially owned by them.

Name†	Aggregate Principal Amount of Notes Beneficially Owned That May be Sold	Percentage of Notes Outstanding (1)	Number of Shares of Common Stock Issuable upon Conversion of the Notes That May be Sold (2)	Other Shares of our Common Stock Beneficially Owned Before the Offering and Assumed to be Owned Following the Offering	Percentage of Shares of Common Stock Outstanding Beneficially Owned Following the Offering (3)
Barnet Partners Ltd.	$1,500,000	—	45,825	—	—
Equity Overlay Fund, LLC	$500,000	—	15,275	—	—
Peoples Benefit Life Insurance Company Teamsters	$500,000	—	15,275	—	—
Redbourn Partners Ltd.	$1,500,000	—	45,825	—	—
Retail Clerks Pension Trust #1	$500,000	—	15,275	—	—
Royal Bank of Canada†	$10,000,000	5.000%	305,506	—	—
St. Albans Partners Ltd.	$250,000	—	7,637	—	—
Sunrise Partners Limited Partnership†	$8,000,000	4.000%	244,404	—	—
Waterstone Market Neutral Mac5I, Ltd.	$4,021,000	2.011%	122,843	—	—
Waterstone Market Neutral Master Fund, Ltd.	$7,479,000	3.740%	228,487	—	—
Yield Strategies Fund II, L.P.	$250,000	—	7,637	—	—

†                  The selling securityholders identified with a crosshatch have identified that they are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and in the open market, and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholders did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to registration statement of which this prospectus supplement and the prospectus are a part to designate such person as an “underwriter” within the meaning of the Securities Act.

(1)          Unless otherwise noted, none of these selling securityholders beneficially owns 1% or more of the outstanding notes.

(2)          The number of shares shown in the table above assumes conversion of the full amount of notes, and represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes at the initial conversion rate of 30.5506 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described in the prospectus under the heading “Description of Notes — Conversion Rights.” As a result, the number of shares of our common stock issuable upon conversion of the notes may change in the future.  Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid in lieu of a fractional share of common stock upon conversion of the notes.

(3)          Calculated based on Rule 13d-3 of the Exchange Act, using 103,417,694 shares of common stock outstanding as of December 21, 2006. In calculating these percentages for each holder of notes, we also treated as outstanding that number of shares of common stock issuable upon conversion of that holder’s notes. However, we did not assume the conversion of any other holder’s notes in calculating these percentages. Based on the 103,417,694 shares of common stock outstanding as of December 21, 2006, unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding shares of common stock following the sale of securities in the offering.